Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

AGREES TO SELL

ITS 91.52% INTEREST IN ITS

PRIMROSE HOLDINGS, INC. SUBSIDIARY

Greenwich, CT – February 13, 2006 – Security Capital Corporation (AMEX: SCC) (“Security Capital” or the “Company”) announced today that it entered into a definitive stock purchase agreement on February 10, 2006 to sell its 91.52% interest (on a fully-diluted basis) in its Primrose Holdings, Inc. (“Primrose”) subsidiary to an affiliate of American Capital Strategies, Ltd. (Nasdaq: ACAS).  The aggregate purchase price for the Company’s interest in Primrose and those interests in Primrose held by minority stockholders and optionholders is $85 million, subject to certain adjustments set forth in the agreement relating to, among other things, payables owed to the Company and Capital Partners, Inc., employee bonuses and transaction expenses, resulting in a net aggregate purchase price of approximately $82.3 million.

Primrose is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.  Primrose currently is one of the Company’s two reportable segments, with the other being the employer cost containment and health services segment that consists of WC Holdings, Inc.

As previously announced, the Company is pursuing a formal sale process for the Company in order to seek the highest price reasonably obtainable for the stockholders of the Company.  As also previously announced, the formal sale process could involve a single transaction for the sale of the Company as a whole, or separate transactions for the sale of Primrose followed by the sale of the remainder of the Company.  In the course of conducting the formal sale process, the Company has explored both alternatives and the Company’s Board of Directors has determined that the best way to maximize value for the Company’s stockholders is to sell Primrose and the remainder of the Company in separate transactions.

Commenting on the formal sale process, Brian D. Fitzgerald, Chairman, President and CEO of the Company, stated that: “The sale of Primrose represents a significant step towards completing Security Capital’s formal sale process.  Together with UBS Securities LLC, our financial advisor, we are working to finalize the remaining aspects of the formal sale process and currently expect to enter into a definitive agreement during the first quarter of 2006 to sell the remainder of Security Capital.”

It is expected that the Company will realize for its 91.52% interest (on a fully-diluted basis) in Primrose approximately $76.4 million (or approximately $11.06 per diluted share of the Company), on a pre-tax basis, and $57.5 million (or approximately $8.33 per diluted share of the Company), on a post-tax basis.  The Company does not currently intend to issue a special cash dividend to its stockholders with respect to the net proceeds of the sale of Primrose payable to it, but instead expects to retain such net proceeds until the completion or termination of the Company’s formal sale process.

The consummation of the Primrose transaction is subject to customary closing conditions, including the expiration of all waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and is expected to close by April 15, 2006.

UBS Securities LLC is the Company’s financial advisor, and Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A. are the Company’s legal advisors.  Hill Street Capital LLC is providing a fairness opinion in conjunction with the sale of Primrose.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.   Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries and decisions relative to and the outcome of the Company’s formal sale process.